UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 1, 2005
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410 - 800 West Pender Street
Vancouver, British Columbia Canada	V6C 2V6
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1	REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

Uranerz Energy Corporation (“We” or the “Company”) has entered into a public and investor relations agreement (the “Agreement”) with Highlands Capital, Inc., of P.O Box 260025, Littleton, Co, 80163, (‘Highlands”), effective November 1, 2005. The term of the Agreement is for one year. Highlands will provide services and expertise for the purposes of assisting the Company to establish and maintain a corporate profile with brokers, financial advisors, investment advisors and dealers and institutional investors. Highlands will be paid US $5,000 per month for its services during the term of the Agreement. Highlands will also be entitled to reimbursement of all expenses incurred by it in connection with the performance of its duties.

Highlands Capital has agreed to accept 200,000 shares of the Corporation’s common stock as payment for consultant services.

We have also entered into a Financial Public Relations Agreement (the “Agreement”) with Accent Marketing Ltd. of Deisenhofener Strasse 79c, 81539 Muenchen, Germany, (“Accent”) effective November 1, 2005. The term of the Agreement is three months. Accent will provide public relations for Europe including disseminating press releases to the financial community, indentifying private and institutional shareholders, and disseminating information about the Company to the investment community. Accent will be paid $6,000 per month for its services during the term of the Agreement. The Company will also be entitled to reimbursement of all expenses incurred by it in connection with the performance of its duties. Additionally the Company has agreed to pay 100,000 shares of restricted stock.

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

Date: November 4, 2005	By:	/s/Aileen Lloyd

	Title:	AILEEN LLOYD
Director / Secretary

3.